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                                                                  Exhibit (8)(i)
SAFECO

December 1, 1998



The United States Life Insurance Company in the City of New York
125 Maiden Lane
New York, New York 10038-4992

Ladies and Gentlemen:

This letter between SAFECO Asset Management Company ("SAM") and The United States Life Insurance Company in the City of New York ("USL") concerning certain administrative services to be provided by USL on a sub-administration basis with respect to certain series of the SAFECO Resource Series Trust (the "Fund") in connection with the Participation Agreement between USL, American General Securities Incorporated, the Fund, and SAFECO Securities, Inc. (the "Participation Agreement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Participation Agreement.

1.   Administrative Services and Expenses.  USL shall be responsible for
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     administrative services for purchasers of Policies and for the Separate
     Accounts named in Schedule B attached hereto and made a part hereof and which invest in the Series pursuant to the Participation Agreement. Administrative services for the Series in which the Separate Accounts invest, and for purchasers of shares of the Series, are the responsibility of the Fund.

     USL has agreed to assist SAM, as SAM may request from time to time, with the provision of administrative services ("Administrative Services") to the Series, on a sub-administration basis, as they may relate to the investment in the Series by the Separate Accounts. It is anticipated that Administrative Services may include (but shall not be limited to) the printing and mailing of informational materials to owners of the Policies supported by the Separate Accounts with allocations to the Series; the provision of various reports for the Fund and for submission to the Fund's Board of Trustees; the provision of shareholder support services with respect to the Series; and the services listed on Schedule A attached hereto and made a part hereof.

2.   Administrative Expense Payments.  In consideration of the anticipated
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     administrative expense savings resulting from the arrangements set forth in this Agreement, SAM agrees to pay USL on a quarterly basis an amount set forth in Schedule B.

     For purposes of computing the payment to USL contemplated under this Paragraph 2 for each quarterly period, the total of the average daily net assets invested by the Separate Accounts shall be multiplied by the rate shown in Schedule B multiplied by the actual number of days in the period divided by 365.

     The expense payment contemplated by this Paragraph 2 shall be calculated by SAM at the end of each quarter and will be paid to USL within 30 days thereafter on a pro-rata basis. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by SAM and such other supporting data as may be reasonably requested by USL.

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3.   Nature of Payments.  The parties to this letter agreement recognize and
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     agree that  payments to USL relate to Administrative Services only.  The amount of administrative expense payments made by SAM to USL pursuant to Paragraph 2 of this letter agreement shall not be deemed to be conclusive with respect to SAM's actual administrative expenses or savings.

4.   Term.  This letter agreement shall remain in full force and effect for so
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     long as the assets of the Series are attributable to amounts invested by the Separate Accounts under the Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement.

5.   Termination.  This letter agreement may be terminated by either party upon
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     90 days' advance written notice or immediately upon termination of the
     Participation Agreement or upon the mutual agreement of the parties hereto in writing.

6.   Representation.  USL represents and agrees that it will maintain and
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     preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

7.   Subcontractors.  USL may, with the prior written consent of SAM, contract
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     with or establish relationships with other parties for the provision of the
     Administrative Services or other activities of USL required by this letter agreement, provided that USL shall be fully responsible for the acts and omissions of such other parties. SAM agrees that American General Life Companies, an affiliate of USL, may provide services on behalf of USL under this letter agreement as provided in this paragraph.

8.   Authority.  This letter agreement shall in no way limit the authority of
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     the Fund or SAM to take such action as either party may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or sale of its shares. USL understands and agrees that the obligations of SAM under this letter agreement are not binding upon the Fund.

9.   Indemnification.  This letter agreement will be subject to the
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     indemnification provisions in Section 12 of the Participation Agreement.

10.  Miscellaneous.  This letter agreement may be amended only upon mutual
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     agreement of the parties hereto in writing.  This letter agreement may not be assigned by either party hereto, by operation of law or otherwise, without the prior written consent of the other party. This letter agreement, including Schedule A and Schedule B, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. Each party agrees to notify the other party promptly if for any reason it is unable to perform fully and promptly any of its obligations under this letter agreement.

11.  Notice.  Any notices required to be sent hereunder shall be sent in
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     accordance with the Participation Agreement, except that any notice to SAM hereunder shall be sent to:

                        SAFECO Asset Management Company
                        4333 Brooklyn Avenue N.E.
                        Seattle, Washington 98185
                        Attention:  Institutional Division

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Please indicate USL's understanding of, and agreement to, the matters set forth above by signing below and returning a signed copy to us.

Very truly yours,


By: ___________________________________

Name:  Leslie Eggerling - Vice President

Acknowledged and Agreed:

The United States Life Insurance Company in the City of New York

By: ___________________________________

Name: _________________________________

Title: ________________________________

Attachment:  Schedule A
             Schedule B

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                                  SCHEDULE A

I.   Fund-related Policyowner services

 .    Fund proxies services, including facilitating distribution of proxy material to Policyowners, tabulation and reporting.

 .    Telephonic support for Policyowners with respect to inquiries about the
     Fund (not including information related to sales).

 .    Communications to Policyowners regarding performance of the Series.


II.  Sub-accounting services

 .    Aggregating purchase and redemption orders of the Separate Accounts for sales of the Series.

 .    Assistance in resolution of pricing errors.


III. Other administrative support

 .    Providing other administrative support to the Fund as mutually agreed between USL and SAM.

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                                  SCHEDULE B



Separate Account                   Registration Nos. of Variable       Administrative Expense Amounts
----------------                   -----------------------------       ------------------------------
                                   Life Insurance Policy(ies)/Annuity
                                   ----------------------------------
                                   Contracts and Policy or Contract
                                   --------------------------------
                                   Name(s)
                                   -------
American General Life Insurance    File Nos. 333-42567                 SAM agrees to pay USL a quarterly
Company Separate Account VL-R                811-08561                 amount that is equal on a annual
                                   Policies:  Platinum Investor I      basis to twenty-five basis points
                                   and Platinum Investor II Variable   (.25%) of the average combined
                                   Life Insurance Policies (Contract   daily net assets of all of shares
                                   Form Nos. 97600 and 97610)          of the Fund held in the Separate
                                                                       Account of USL pursuant to the
                                   Corporate America-Variable Life     Participation Agreement.
                                   Insaurance Policies (Contract
                                   Form No. 99301)
American General Life Insurance    File Nos. 333-70667                 SAM agrees to pay USL a quarterly
Company Separate Account D                   811-2441                  amount that is equal on a annual
                                   Policy:  Platinum Investor          basis to twenty-five basis points
                                   Variable Annuity Contract           (.25%) of the average combined
                                   (Contract Form No. 98202)           daily net assets of all of shares
                                                                       of the Fund held in the Separate
                                                                       Account of USL pursuant to the
                                                                       Participation Agreement


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